Filed pursuant to Rule 433

Dated July 17, 2012

Registration Statement No. 333-182527

Important information about your investment account

Dear Investor:

We’re writing you today because GE Interest Plus will move to a new servicing agent after the close of business on Friday August 10, 2012. Access to eService and the Automated Telephone Line will be unavailable until our conversion is completed on Monday, August 13, 2012.

Please note that, as a result of our move on August 10, 2012, during August there will be two interest posting cycles and two statements generated. Interest will be posted after the close of business on August 10, 2012 and a statement for the period from July 26, 2012 through August 10, 2012 will be sent to you. Interest for the remaining portion of the month of August will be posted after the close of business on August 31, 2012 and a statement for the period from August 11, 2012 through August 31, 2012 will be sent to you. Beginning in September 2012, interest will post once a month on the last business day of the month.

What stays the same?

•	Your investment account information will be transferred. This includes any linked bank account information you have on file for Quick Invest/Redemption transfers and the Wire Redemption Service.
•	You will not have to re-register for eService. Your current login and password will still apply.

What’s changing?

•	Your GE Interest Plus investment account number will change. Your investment account number will be expanded from 10 to 14 digits. Four leading numbers will be added in front of your current number to distinguish from personal and business investments. We will send this information to you in the mail in August.

•	Our bank routing and transit numbers will change. Our agent bank is changing, so our bank routing and transit numbers will change. In addition, we will have different routing and transit numbers for Automated Clearing House (ACH) transfers and for wires. If you wire funds to your investment, you will need to use the new routing number. If you have authorized a payee to send or redeem funds from your investment electronically, you will need to provide those payees with the new ACH routing number and your new investment account number. We will send this information to you in early August.

•	Our mailing addresses will change. Our mailing addresses for checks, correspondence and overnight mail will change. First class mail will be forwarded for a period of 60 days after the move but you must discontinue use of any postage paid envelopes now. We will provide you with the new addresses in August.

•	The toll-free number we have established for business investors will be discontinued. Instead you should call (800) 433-4480. When you call this number for the first time after the move, you will need to re-register for automated telephone access to your investment.

•	An enhanced eService website, named GE Capital Invest Direct will be introduced. While you will not have to re-register, when you go to www.geinterestplus.com, you will be redirected to our new site, which has

Filed pursuant to Rule 433

Dated July 17, 2012

Registration Statement No. 333-182527

has been redesigned to improve the investor experience. You will be able to continue managing your GE Interest Plus investment through this site.

•	Interest will post on the last business day of each month. Statements will be rendered after interest has been posted.

•	Our customer service hours will be expanded. Customer service representatives will be available 30 minutes earlier. They will be available on business days from 8:00 a.m. to 7:00 p.m. Eastern Time.

Enclosed is a copy of the GE Interest Plus for Businesses prospectus and pricing supplement. Once we have completed our move to the new servicing agent, an updated document reflecting our new servicing agent will be mailed to you. Please retain the current version of the prospectus until you receive your new version in August.

Thank you for your continued investment in GE Interest Plus for Businesses.

Sincerely,

GE Interest Plus for Businesses

The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-182527] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by calling toll free 1-800-433-4480.